Exhibit 10.44

Narval A.M. d.o.o., Zagreb, Ulica grada Vukovara 269/D, represented by the proxy Mr. Mate Matić, attorney from Zagreb, pursuant to the power of attorney dated 26 November 2007

Studio Millenium d.o.o., Zagreb, Kneza Mislava 2, represented by the proxy Mr. Ante Župić, attorney from Zagreb, pursuant to the power of attorney dated 26 November 2007 on one side,

and

NOVA TV d.d. Zagreb, Remetinečka c. 139, represented by the Chairman of the Board Mr. Marijan Jurenec, who is represented by the limited power of attorney 26/11/2007 (the twenty-sixth of November two thousand and seven) by Mr. Dražen Mavrić, and by the member of the Board Mr. Dražen Mavrić, on the other side

have concluded today the following

A G R E E M E N T

DEFINITIONS

Article 1

1.1. For the purposes of this Agreement, the terms herein stated below shall have the meaning and the content as determined by this Article:

"Creditors": Narval A.M. d.o.o., Zagreb, Ulica grada Vukovara 269/D, entered in the register of the Commercial Court in Zagreb, under the registration No. of entity (MBS): 080036567, Studio Millenium d.o.o., Zagreb, Kneza Mislava 2, entered in the register of the Commercial Court in Zagreb, under the registration No. of entity (MBS): 080418815.

"Debtor": NOVA TV d.d. Zagreb, Remetinečka c. 139, entered in the register of the Commercial Court in Zagreb, under the registration No. of entity (MBS): 080222668 and its Affiliated Persons.

"Company" means the company OPERATIVNA KOMPANIJA d.o.o. Rijeka, Nikole Tesle 2, entered in the register of the Commercial Court in Rijeka, under the registration No. of entity (MBS): 080354416.

"Parties" are the Debtor on one side and a particular Creditor or the Creditors on the other side.

"Affiliated Person" is any natural person or legal entity who is the present or former founder, shareholder, or member of the company, director or procurator of a Party, as well as any other natural person or legal entity directly or indirectly controlling the "Creditors" or the "Debtor", or who is under their direct or indirect control. Control implies the possibility of influencing the management of the company directly or indirectly, and/or direct or indirect holding of a business share or shares of the company. Appointed Affiliated Persons of the Creditors and the Debtor are also considered Affiliated Persons.

"Appointed Affiliated Persons of the Creditors" are GRP MEDIA d.o.o., Zagreb, together with its subsidiaries and affiliated companies, and Mr. Ivan Ćaleta from Zagreb, Mr. Richard Anthony Sheldon from Great Britain, London W14 8NL, 12 Tollard House, 388 Kensington High Street, Mr. Damir Tus from Crikvenica, SAD 3, Mr. Neven Čičko from Zagreb, Mikulići 145, Mr. Ivan Blažičko from Zagreb, P.P. Njegoša 6, Ms. Darinka Bakran from Zagreb, Braće Korenika 2, Mr. Vlado Pukanić from Velika Gorica, N. pl. Škrleca Lomničkog 1, Ms. Ana-Marija Crnojević from Zagreb, former member of the board of NOVA TV d.d., Mr. Vjenceslav Bacci from Split, Drvenička 21, who are, for the purposes of this Agreement, exclusively considered Affiliated Persons of the Creditors.

"Appointed Affiliated Persons of the Debtor" are CME Media Enterprises B.V. and Central European Media Enterprises Ltd, together with their subsidiaries and affiliated companies, Mr. Marijan Jurenec from the Republic of Slovenia, Radomlje, Prečna ulica 1, Mr. Tadej Horžen from the Republic of Slovenia, 8263 Cerklje ob Krki, Cerklje ob Krki 72, Mr. Dražen Mavrić from Zagreb, Srebrnjak 119a, Mr. Branko Čakarmiš from the Republic of Slovenia, 5271 Vipava, Cesta 18. aprila 3.

"Obligation of the Affiliated Person" is any such obligation defined herein as obligation of a Party or Parties, for which, an Affiliated Person may be responsible due to the nature of the obligation and to the circumstances of a particular case, as well as any obligation for which an Affiliated Person may be explicitly responsible under this Agreement. The Obligation of the Affiliated Person is also to act in accordance with all the provisions of this Agreement, in order to fulfil its purpose. The Obligation of the Affiliated Person of the Creditors and the Debtor, the ones stated in Art. 5.6. hereof, is also to give a true and complete Statement of the Affiliated Person, with the mandatory content as in Schedule 1 hereof.

"Existing business or other legal relation of the Parties" is any existing business or legal relation of the Parties or of the Parties and the Affiliated Persons of the other side, which includes, but is not limited to acts, legal basis of claims, cases, claims, debts, amounts of moneys, accounts, guarantees, securities, liabilities, contracts, contested claims, agreements, promises, compensations of damages, breaches, violations, damages, judgments, legal remedies, motions, pledges and obligations, of any nature (legal, monetary or other), direct or indirect, determined or non-determined, known or unknown, suspected or unsuspected, fixed or current, hidden or not - such as could have been determined or shall be determined, as well as the legal relation of the Parties arising from the Agreement on the Sale and Purchase of Business Shares of Operativna kompanija d.o.o. No. OU-995/04. dated 8 July 2004.

"Dispute" stands for:

Dispute before the Commercial Court in Zagreb filed under No. P-4038/2005 pursuant to the claim of Narval, Studio Millenium, Mr. Richard Anthony Sheldon, all represented by the attorney Zoran Krajinović, against Nova TV d.d. and OPERATIVNA KOMPANIJA d.o.o., in which dispute a non-final judgment of first instance was passed on 24/05/2006 (the twenty-fourth of May two thousand and six), terminating the Agreement on the Assignment of Business Shares of the company OPERATIVNA KOMPANIJA d.o.o., deciding that Narval, Studio Millenium and Mr. Richard Anthony Sheldon hold 2 business shares each, which represent 1117/4468 (eleven hundred and seventeen slash forty-four hundred and sixty-eight) of the part of the basic capital of the company in favour of Narval and Mr. Richard Anthony Sheldon, and which represent 1111/4468 (eleven hundred and eleven slash forty-sour hundred and sixty-eight) of the part of the basic capital of the company in favour of Studio Millenium, ordering the company Nova TV d.d. to perform the necessary change in the book of business shares of the company OPERATIVNA KOMPANIJA d.o.o., replace the Declaration of Establishment by the Company Agreement, and ordering the companies Nova TV d.d. and OPERATIVNA KOMPANIJA d.o.o. to pay the amount of HRK 44,070.00 (forty-four thousand and seventy Croatian kuna) as costs of litigation to the companies Narval and Studio Millenium, and to Mr. Richard Anthony Sheldon, and during which procedure were ordered preliminary measures under No. P-4038/2005, namely the preliminary measure of 27/07/2006 (the twenty-seventh of July two thousand and six), forbidding the Debtor to alienate and to dispose of the total of 6 business shares, which together represent 3345/4468 (thirty-three hundred forty-five slash forty-four hundred sixty-eight) of the part of the basic capital of the company OPERATIVNA KOMPANIJA d.o.o., forbidding the Debtor Nova TV d.d. to exercise the rights from the stated business shares, forbidding the Debtor and the Company to perform acts which might cause damage to other persons stated in this item, and deciding on the registration of this preliminary measure into the book of business shares of the company OPERATIVNA KOMPANIJA d.o.o. and into the registration file of that company, and the preliminary measure of 18/12/2006 (the eighteenth of December two thousand and six), establishing a temporary board of the Company, determining that the temporary board is obliged to protect and maintain the assets of the Company, and deciding on the registration of the preliminary measure into the book of business shares of the company OPERATIVNA KOMPANIJA d.o.o. and into the registration file of that company, including the procedure before the Commercial Court in Rijeka, filed under No. R1-7/2007, at the proposal of Narval against OPERATIVNA KOMPANIJA d.o.o.

"Agreement" means the Agreement on Transfer of Business Shares of Operativna kompanija d.o.o. No. OU-995/04 of 8 July 2004 (the eighth of July two thousand and four), certified as to content by Mr. Vladimir Marčinko, notary public from Zagreb.

SUBJECT OF THE AGREEMENT

Article 2

2.1. By this Agreement, the Parties resolve the "Dispute" and all of their mutual relations created up to the date of conclusion hereof, including the relations between a Party and the Affiliated Persons of the other Party or Parties, by waiving all of their monetary and non-monetary claims from the existing or future obligations which arise from or could arise from or are connected with the Dispute, including the main claim, the interest, the costs of litigation and the costs of representation, save the claim of the company GLOBAL KOMUNIKACIJE d.o.o. against NOVA TV d.d. and OPERATIVNA KOMPANIJA d.o.o. and their affiliated persons, from the Agreement stated in Art. 5.4. hereof, and the claim of Mr. Richard Anthony Sheldon against the Debtor from the Agreement stated in Art. 5.5. hereof.

By this Agreement, the Parties resolve all other existing mutual relations from the Existing business or other legal relation of the Parties, from which any other claim could arise, as well as any other monetary and non-monetary claim, regardless of whether such claim, or claims are mature or non-mature, known or unknown, and whether the obligation already arose from it, or shall arise in the future. By this Agreement all of the mentioned claims are completely abolished and the Parties replace them with the new obligation of payment of the Debtor from Art. 2.3. hereof.

By mutual will of the Parties, this Agreement terminates all the existing and future obligations of the Parties arising from the "Dispute", including the main claim, the interest, the costs of litigation and the costs of representation, as well as all existing mutual obligations of the Parties, including any obligations between a Party and the Appointed Affiliated Persons of the other Party or Parties based on the "Existing business or other legal relation of the Parties", by replacing them with the obligation of payment from Art. 2.3. hereof, save the claim of the company GLOBAL KOMUNIKACIJE d.o.o. from the Agreement stated in Art. 5.4. hereof, and the claim of Mr. Richard Anthony Sheldon against the Debtor from the Agreement stated in Art. 5.5. hereof.

2.2. By signing this Agreement, the "Creditors" confirm that the "Debtor" is the lawful holder of 50% (fifty percent) of business shares in the "Company", which business shares had previously belonged to the stated Creditors, which makes the Debtor the lawful holder of 75% (seventy-five percent) of business shares in the Company, and state that they withdraw the claim and waive the claim from Dispute A, and propose the invalidation of preliminary measures adopted and acts performed in Dispute A, and to that purpose, at the signing of this Agreement, they shall deliver the adequate original submissions to the "Debtor", which they shall forward to the court on the second business day following the signing hereof, and they shall also deliver to the Debtor the evidence that the submissions have been filed at the competent court, not later than the second business day following the execution hereof. The Parties mutually determine that each Party shall bear its own costs of Disputes.

2.3. The "Debtor" undertakes to pay to the "Creditors" the stipulated amount of compensation for the transfer of business shares pursuant to the "Agreement", with no interest, within 10 (ten) days from the date of the signing hereof, as follows:

A/ the amount of HRK 111,700.00 (one hundred eleven thousand seven hundred kuna) to the account of NARVAL AM d.o.o. account No. 2491005-1100002709 at the bank Credo banka d.d. Split.

B/ the amount of HRK 111,700.00 (one hundred eleven thousand seven hundred kuna) to the account of STUDIO MILLENIUM d.o.o. account No. 2500009-1101001111 at the bank HYPO ALPE-ADRIA-BANK d.d. Zagreb.

The stated amount is payable in full or in part by the Debtor, or by a third party on his behalf, whereby the date of payment shall be the date on which the irrevocable order was issued to the bank for the payment of the mentioned amounts to the abovementioned accounts, of which the Debtor shall inform the Creditors, on the first business day following the issuance of the payment order, on the fax No. 00 3851 6184 892, and within 2 (two) business days after the issuance of the payment order, deliver to the same fax number and send by mail the confirmation of the bank of the payer that the funds were directed to the accounts of the Creditors, and the Creditors receive the funds to their accounts upon that order, unless the funds fail to arrive to the account of the Creditors due to a preventable error or a fault of the bank.

2.4. The Parties state that none of them has instituted nor shall institute any criminal proceedings against the other side, its Affiliated Persons or present or former shareholders or members, founders, proxies, procurators, directors, or other employees of the Party or of Affiliated Persons, nor has it initiated nor shall initiate any procedure which might result in declaration of penal or misdemeanour responsibility. The Parties state that, to their best knowledge, the same actions have not been performed by any of their Affiliated Persons and their and present or former shareholders or members, founders, proxies, procurators, directors, or other employees.

2.5. The Parties mutually undertake to additionally deliver to one another or to third parties any such document, deed etc., as might be necessary to the other Party for the termination of a Dispute, administrative procedure, Existing business or other legal relation, other than documents representing business secret. Every Party undertakes and guarantees to make certain that the Affiliated Persons and their respective successors and proxies perform and deliver every such additional deed, document, assignment or guarantee and undertake any other action as may be necessary or otherwise reasonably requested by the other Party, all in order to confirm and ensure the rights and obligations stipulated herein, and in order for the effect hereof to be complete.

2.6. The Parties mutually agree that every side is responsible to other sides for the damage caused by violations of the obligations of the Affiliated Person by its Affiliated Person. The responsibility shall be joint and several with the Affiliated Person who caused the damage if this Affiliated Person has undertaken, separately and directly, towards the injured Party to observe the Obligations of the Affiliated Persons. The Party is also responsible for the accuracy of the statement of its Appointed Affiliated Person, jointly and severally with its Appointed Affiliated Person.

2.7. If, by a final court decision or in another way, other than under this Agreement or by a written amendment hereto certified as to content by the notary public, any Party or its Affiliated Person acquires the right to fulfil any monetary or non-monetary claim as described in Article 2.1. hereof, the Parties state that neither they nor any of their Affiliated Persons shall initiate any procedure for the purpose of realisation of that right, save the right to the collection of the claim of the company GLOBAL KOMUNIKACIJE d.o.o. from the Agreement mentioned in Art. 5.4. hereof, and the right to the collection of the claim of Mr. Richard Anthony Sheldon against the Debtor from the Agreement mentioned in Art. 5.5. hereof.

The Parties also state that if, after the entry into force hereof, bankruptcy or liquidation proceedings of the Company are initiated, neither they nor any of their Affiliated Persons shall register their claims in that procedure. The Creditors guarantee and confirm that the rights, the claims and the requests which they or their Affiliated Persons might have against the Debtor or against his Affiliated Persons pursuant to Art. 2.1. hereof and which terminate, that is are replaced with new obligations, pursuant to that Article hereof, had not been transferred nor ceded to third parties prior to the entry into force hereof, and that the mentioned rights do not pertain to other persons on any grounds. The Creditors also guarantee and confirm that neither they nor the Affiliated Persons of the Creditors have initiated, filed a motion for, nor do they conduct any court or arbitration disputes or proceedings, or any other procedure before a competent body, against the Debtor or against his Affiliated Persons, and that there are no grounds for such actions.

2.8. The Parties mutually agree and guarantee that neither they nor their Affiliated Persons have any other monetary or non-monetary claim against the other Party or against its Affiliated Person, other than the claims of the Creditors from this Agreement, and the claim of GLOBAL KOMUNIKACIJE d.o.o. against NOVA TV d.d. and OPERATIVNA KOMPANIJA d.o.o. and their affiliated persons, from the Agreement mentioned in Art. 5.4. hereof, and the claim of Mr. Richard Anthony Sheldon against the Debtor from the Agreement mentioned in Art. 5.5. hereof, and that they are not aware of any such claims which a third party might have against the other Party or against its Affiliated Person.

CERTIFICATION AS TO CONTENT

Article 3

3.1. This Agreement is concluded, applied and enters into force when it has been signed by the legal representatives of the parties or their proxies, and certified as to content by a notary public.

3.2. The parties mutually establish that this agreement does not apply to the business cooperation between the Debtor NOVA TV d.d. and the Affiliated Person of the Creditor, GRP Media d.o.o., referring to the advertising of the client Beiersdorf d.o.o. within the programme of the Debtor NOVA TV d.d. under the conditions from the Investment Term Sheet signed for the period from 01/04/2007 (the first of April two thousand and seven) to 31/03/2009 (the thirty-first of March two thousand and nine) from which business cooperation arose the debt of the company GRP Media d.o.o. against the Debtor NOVA TV d.d. which on 31/10/2007 (the thirty-first of October two thousand and seven) amounts to HRK 837,015.57 (eight hundred thirty-seven thousand and fifteen Croatian kuna and fifty-seven lipa) (VAT included). Also, this agreement does not apply to the business cooperation between the Debtor NOVA TV d.d. and the Affiliated Persons of the Creditor, the company GRP Media d.o.o., referring to the advertising of the clients Grudska pivovara d.o.o. and UNDP (United Nations Development Program) and from which business cooperation arose the debt against the Debtor NOVA TV d.d. which on 31/10/2007 (the thirty-first of October two thousand and seven) amounts to HRK 121,113.67 (hundred and twenty-one thousand hundred and thirteen Croatian kuna and sixty-seven lipa) (VAT included).

GOVERNING LAW

Article 4

4.1. Any dispute arising from this Agreement, which cannot be resolved by the Parties in an amicable manner, shall be resolved by the regular competent court in Zagreb, with Croatian law as governing law.

FINAL PROVISIONS

Article 5

5.1. Upon the entry into force and the fulfilment hereof, the Parties shall inform the public thereof by a joint communication, emphasising the achievement of mutual satisfaction and understanding, and further successful cooperation. Should one of the Parties or its Affiliated Person inform the public of this Agreement, of the agreement of the parties to this Agreement, or of the termination of Disputes without the consent of the other Party, such act shall be considered disturbance of business performance of the other Party, and the provisions of the following Article 5.2. shall apply. If the public is notified of this Agreement, of the agreement of the parties to this Agreement, or of the termination of Disputes by an Affiliated Person of the Debtor - Central European Media Enterprises Ltd, such conduct shall not be considered disturbance of business performance of the other Party, to the extent in which the respective person is legally obliged to perform such notification to the public, or forced to do so by the rules of the stock exchange on which its shares are quoted.

5.2. The "Creditors" and the "Debtor" undertake that neither they nor their Affiliated Persons shall, after the conclusion hereof, directly or indirectly adversely affect or attempt to affect the business performance or disturb the business performance of the other side or disturb the business performance of the Affiliated Persons of the other side, regardless of whether the business performance takes place between the Parties, between the Parties and their Affiliated Persons or between any of the stated persons and third parties. Any reference by one Party or by its Affiliated Person before third parties, in public, or before the competent court or body (other than when a Party refers to this Agreement before the competent court or body for protection from adverse influence on the business performance or due to disturbance of business performance of the respective Party or of its Affiliated Person), to the rights that cease pursuant to this Agreement, i.e. that are replaced by new obligations, or to such new obligations, which represents the grounds for liability for damage of the other Party, is also considered disturbance of business performance of one Party or its Affiliated Person. If one Party or of its Affiliated Person causes damage to the other Party by its adverse influence in the manner described above, it is obliged to compensate this damage to the other party.

5.3. The Parties mutually agree that each Party is also responsible to the other Party for the damage caused by the mentioned disturbance of business performance of the other Party, in the case that such disturbance was incurred by actions or failures of its Affiliated Persons.

5.4. By the conclusion of this Agreement, the Creditors confirm that they are aware that, simultaneously with the conclusion hereof, the company GLOBAL KOMUNIKACIJE d.o.o. on one side and the companies NOVA TV d.d. and OPERATIVNA KOMPANIJA d.o.o. on the other side concluded another Agreement, with the content as scheduled in Schedule 2 hereto. The Creditors, as Affiliated Persons of the Creditor from the Agreement of Global komunikacije, explicitly confirm that they are aware of all the obligations of the Affiliated Persons under that Agreement and that they are personally and directly responsible for these obligations. This Agreement shall be scheduled to the Agreement concluded between GLOBAL KOMUNIKACIJE d.o.o. on one side and the companies NOVA TV d.d. and OPERATIVNA KOMPANIJA d.o.o. on the other side.

5.5. By the conclusion of this Agreement, the Creditors confirm that they are aware that, simultaneously with the conclusion hereof, an Agreement of identical content is concluded between the Debtor and Mr. Richard Anthony Sheldon, upon the entry into force of which the Debtor shall be the sole member and the lawful holder of a 100% (hundred percent) share in the Company.

5.6. Simultaneously with the execution hereof, the Parties hand over to each other the originals of the Statements, given in person or by certified powers of attorney of the proxies, of the following Affiliated Persons of the Creditor: GRP MEDIA d.o.o., Zagreb, Mr. Ivan Ćaleta from Zagreb, Mr. Damir Tus from Crikvenica, Mr. Neven Čičko from Zagreb, Mr. Ivan Blažičko from Zagreb, Ms. Darinka Bakran from Zagreb, Mr. Vlado Pukanić from Velika Gorica, with the content as in the text from Schedule 3 hereto, certified as to content by a notary public, and the originals of the Statements of the following Affiliated Persons of the Jointly and Severally Liable Debtors: Mr. Marijan Jurenec from the Republic of  Slovenia, Radomlje, Prečna ulica 1, Mr. Tadej Horžen from the Republic of Slovenia, 8263 Cerklje ob Krki, Cerklje ob Krki 72, Mr. Dražen Mavrić from Zagreb, Srebrnjak 119a, Mr. Branko Čakarmiš from the Republic of Slovenia, 5271 Vipava, Cesta 18. aprila 3, with the content as in the text from Schedule 3 hereto, certified as to content by a notary public.

Article 6

6.1. This Agreement in concluded in 16 (sixteen) copies in Croatian, four copies for each Party.

Article 7

7.1. In sign of acceptance of the rights and obligations hereunder, the "Creditors" and the "Debtor" have set their hands to it.

In Zagreb, 26/11/2007

Narval A.M. d.o.o.

/s/ Mate Matić

Attorney, Mr. Mate Matić

Studio Millenium d.o.o.

/s/ Ante Župić

Attorney, Mr. Ante Župić

NOVA TV d.d.

/s/ Dražen Mavrić

Chairman of the Board, Mr. Marijan Jurenec
by the proxy Mr. Dražen Mavrić

/s/ Dražen Mavrić

Member of the Board, Mr. Dražen Mavrić